Exhibit (23)(c)

CONSENT OF CHAPMAN, HEXT & CO., P.C.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of all references to our firm and the reports issued by our firm to the Participants and Plan Committee of the ACS Savings Plan, which appear in the annual report on Form 11-K of the ACS Savings Plan for the fiscal year ended December 31, 2008.

Chapman, Hext & Co., P.C.

By:	/s/ Gregory W. Hext
Title: CEO Gregory W. Hext

Richardson, TX

February 5, 2010